EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of this Schedule 13G with respect to the Securities of the Issuer and further agree that this Joint Filing Agreement be included as an exhibit to this Schedule 13G. In evidence thereof, the undersigned hereby execute this Joint Filing Agreement as of February 14, 2025.

Nomura Holdings, Inc.

/s/ Samir Patel
Name: Samir Patel
Title: Managing Director

Nomura Global Financial Products, Inc.

/s/ Samir Patel
Name: Samir Patel
Title: Authorized Officer